Exhibit 99.1
CONTACT: PAUL VITEK, CFO
(972) 401-0090
Release #08-10
CARBO CERAMICS INC. ANNOUNCES THIRD QUARTER 2008 EARNINGS
Conference Call Scheduled for Today, 10:00 a.m. Central Time

•	Record quarterly proppant sales volume of 306 million pounds, increased 35 percent versus the prior year

•	Record quarterly revenue from proppant sales

•	Net income was $18.4 million, or $0.75 per diluted share, for the quarter
Irving, Texas (October 30, 2008) — CARBO Ceramics Inc. (NYSE: CRR) today reported third quarter net income of $18.4 million, or $0.75 per diluted share, for the quarter ended September 30, 2008. The Company previously reported that it had agreed to sell its fracture and reservoir diagnostics business to Halliburton Energy Services Inc. As a result of that transaction, which closed on October 10, 2008, the results of this business have been accounted for as discontinued operations. Continuing operations include the Company’s ceramic proppant, software, consulting services and geotechnical monitoring businesses. Net income from continuing operations for the third quarter of 2008 was $15.3 million, or $0.62 per diluted share, on revenues of $102.6 million.
President and CEO Gary Kolstad commented, “Our proppant business growth can be attributed to an increased awareness and acceptance by the E&P industry of the economic benefits of employing our ceramic proppant in an increasing number of reservoirs. CARBO’s products continued to penetrate the resource plays in North America, while our newest product, CARBOHYDROPROPTM, experienced overwhelming demand. The proppant business generated record revenue as the result of sales volume that increased 35 percent compared to last year’s third quarter and a 6 percent improvement in pricing over the second quarter of 2008. North American sales volume increased by 47 percent compared to last year’s third quarter despite an increase of only 6 percent in the U.S. natural gas rig count and a 24 percent increase in the rig count in Canada.
“Looking forward, the lack of credit availability and the slowing global economy raise some concerns about the level of drilling activity in 2009. However, we are entering this period with a very strong market where demand for our proppant in North America presently exceeds our domestic production capacity. We believe that any downturn in drilling will be relatively short in duration primarily due to the steep decline curves in reservoirs currently producing the bulk of U.S. natural gas. We remain committed to adding manufacturing capacity and developing new technologies to support the long term needs of our customers. In addition, our strong financial position allows us the flexibility to explore opportunities to grow our business through acquisition.”
Third Quarter Results
Revenues for the third quarter increased 38 percent compared to last year’s third quarter due primarily to a 35 percent increase in proppant sales volume. Worldwide proppant sales totaled a record 306 million pounds for the quarter. Sales volume in North America increased 47 percent compared to the third quarter of 2007 due to the increasing acceptance of the Company’s ceramic proppant in reservoirs that had previously used sand-based proppants. Overseas sales volume decreased 6 percent compared to the same period last year. Sequentially, the average selling price for the Company’s ceramic proppants increased approximately 6 percent. Pricing on CARBOHYDROPROPTM has improved considerably since its introduction in the first quarter of this year.
Operating profit from continuing operations for the third quarter of 2008 increased $3.1 million, or 18 percent, compared to the third quarter of 2007 due primarily to the significant increase in proppant sales volume and revenues. Operating margins declined compared to the previous year due to an increase in

CARBO Ceramics 2008 Third Quarter Earnings Release
October 30, 2008

depreciation, and higher costs for natural gas and increased raw material costs for the Company’s high-strength products. Selling, general and administrative expenses declined as a percentage of revenue for the third quarter of 2008 compared to the same period last year but increased in total due to higher spending for sales and marketing activities associated with higher proppant sales, engineering expenses related to improved global plant design and information technology expenses associated with the Company’s new enterprise resource planning system.
The following items impacted operating profit and/or net income from continuing operations during the third quarter of 2008 and resulted in changes in financial performance compared to the third quarter of 2007.
•	The Company recorded a loss of $1.4 million for the write-off of prepaid purchases of ceramic proppant from a third party Chinese-based proppant manufacturer that was recently forced to liquidate its assets due to the inflationary pressure in China in recent years. The write-off, net of tax effects, resulted in a reduction in earnings per share of approximately $0.04 on a diluted basis for the quarter.

•	The recent strength of the U.S. dollar resulted in a non-cash loss of $0.5 million on foreign currency exchange fluctuations associated with a loan outstanding to the Company’s Russian subsidiary. This loss, net of tax effects, resulted in a reduction in earnings per share of approximately $0.01 per share on a diluted basis for the quarter. In comparison, in the third quarter of 2007, the Company recorded a gain on foreign currency fluctuations of $1.6 million or an increase in earnings per share of approximately $0.04 on a diluted basis.

•	The Company reduced income tax expense in the quarter by approximately $2.1 million. The reduction was comprised of adjustments to recognize depletion deductions from mining of the Company’s kaolin reserves which supply its lightweight ceramic proppant operations and to adjust its accrued tax liability to reflect the actual tax liability incurred upon filing prior year federal and state tax returns. The favorable tax adjustments resulted in an increase in earnings per share of approximately $0.08 on a diluted basis for the quarter. The Company had a favorable adjustment in the third quarter of 2007 to adjust its accrued tax liability to reflect the actual tax liability incurred upon filing prior year federal and state tax returns totaling $0.5 million or $0.02 per share on a diluted basis.
Net income from continuing operations for the third quarter of 2008 increased $2.5 million compared to the third quarter of 2007.
Technology and Business Highlights
Highlights for the third quarter included:
•	The Company’s products continued to penetrate the North American resource plays with CARBO’s high-quality ceramic proppant employed in the Bakken, Haynesville, Woodford, Deep Barnett and Marcellus shale formations.

•	The Company successfully introduced its new Economic Conductivity campaign at the Society of Petroleum Engineer’s Annual Technical Conference and Exhibition. The E&P industry has traditionally used simplified models to predict a well’s production capacity. Economic Conductivity analysis draws upon significant advances in technology which, when combined with the results of detailed case studies, enable a more precise determination of which proppant will generate the optimal financial return.
As previously announced, a conference call to discuss the Company’s third quarter and year-to-date results has been scheduled for today at 10:00 a.m. central time (11:00 a.m. eastern). To participate in the call, please dial 877-261-8992 and refer to the “CARBO Ceramics Conference Call” or conference ID #22936341. International callers should dial 847-619-6548. The call can also be accessed live or on a delayed basis via the Company’s Web site, www.carboceramics.com.
CARBO Ceramics Inc., based in Irving, Texas, is the world’s largest supplier of ceramic proppant, the provider of the world’s most popular fracture simulation software, and a leading provider of fracture

CARBO Ceramics 2008 Third Quarter Earnings Release
October 30, 2008

design, engineering and consulting services. The Company also provides a broad range of technologies for geotechnical monitoring.
The statements in this news release that are not historical statements, including statements regarding our future financial and operating performance, are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. All forward-looking statements are based on management’s current expectations and estimates, which involve risks and uncertainties that could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are changes in overall economic conditions, changes in demand for our products, changes in the demand for, or price of, oil and natural gas, risks of increased competition, technological, manufacturing and product development risks, loss of key customers, changes in government regulations, foreign and domestic political and legislative risks, the risks of war and international and domestic terrorism, risks associated with foreign operations and foreign currency exchange rates and controls; weather-related risks and other risks and uncertainties described in our publicly available filings with the SEC. We assume no obligation to update forward-looking statements, except as required by law.
- tables follow -

CARBO Ceramics 2008 Third Quarter Earnings Release
October 30, 2008

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2008	2007	2008	2007
	(In thousands except per share data)		(In thousands except per share data)
Revenues	$102,587	$74,313	$282,247	$219,004
Cost of sales	70,449	49,189	196,645	142,557

Gross profit	32,138	25,124	85,602	76,447
Selling, general & administrative expenses	10,183	7,555	27,502	21,544
Start-up costs	—	204	231	1,171
Loss on disposal or write-off of assets	1,449	—	1,559	—

Operating profit	20,506	17,365	56,310	53,732
Interest income, net	21	72	77	424
Foreign currency exchange gain (loss), net	(511)	1,581	916	2,377
Other income (expense), net	75	(36)	262	(95)

Income before income taxes	20,091	18,982	57,565	56,438
Income taxes	4,779	6,128	17,649	18,743

Net income from continuing operations	15,312	12,854	39,916	37,695

Discontinued operations (1):
Operating results, net of income taxes	3,108	1,209	6,265	2,548

Net income	$18,420	$14,063	$46,181	$40,243

(1)	Discontinued operations include the Company’s fracture mapping and reservoir monitoring assets which were sold to Halliburton Energy Services Inc. on October 10, 2008 for $143.7 million.

Basic earnings per share:
Continuing operations	$0.62	$0.53	$1.63	$1.55
Discontinued operations	0.13	0.05	0.26	0.10

Basic earnings per share	$0.75	$0.58	$1.89	$1.65

Diluted earnings per share:
Continuing operations	$0.62	$0.52	$1.62	$1.54
Discontinued operations	0.13	0.05	0.26	0.10

Diluted earnings per share	$0.75	$0.57	$1.88	$1.64

Average shares outstanding:

Basic	24,482	24,377	24,466	24,357
Diluted	24,567	24,504	24,560	24,474

Depreciation and amortization:
Continuing operations	$6,219	$5,061	$18,473	$14,006
Discontinued operations	1,039	1,234	3,994	3,556

	$7,258	$6,295	$22,467	$17,562

CARBO Ceramics 2008 Third Quarter Earnings Release
October 30, 2008

Selected Balance Sheet Information

	Sept. 30, 2008	Dec. 31, 2007
	(In thousands)
Assets
Assets of continuing operations:
Cash and cash equivalents	$31,931	$12,296
Other current assets	140,351	114,037
Property, plant and equipment, net	247,101	253,261
Intangible and other assets, net	2,360	2,465
Assets of discontinued operations	70,983	66,191
Total assets	497,585	453,123

Liabilities and Shareholders’ Equity
Liabilities of continuing operations:
Current liabilities	33,194	29,240
Deferred income taxes	36,618	30,420
Liabilities of discontinued operations	2,217	4,024
Shareholders’ equity	425,556	389,439
Total liabilities and shareholders’ equity	497,585	453,123